EXHIBIT 10.1

HMN FINANCIAL, INC.

NON-EMPLOYEE DIRECTOR STOCK PURCHASE PLAN

1.    Purpose. The purpose of this HMN Financial, Inc. Non-Employee Director Stock Purchase Plan (the “Plan”) is to provide non-employee members of the Board of Directors (the “Board”) of HMN Financial, Inc. (the “Company”) with a convenient means of purchasing shares of the Company’s common stock (the “Shares”) at market prices through the use of some or all of the cash fees (collectively, the “Director Fees”) payable to them for service as members of the Board.

2.     Eligibility. Directors of the Company who are not also officers or employees of the Company or its subsidiaries are eligible to participate in this Plan (each, a “Director”).

3.     Election to Purchase Stock. Using the election form attached hereto as Exhibit A, each eligible Director may designate a specified percentage, in 10% increments up to 100%, of the Director Fees payable to such Director for each calendar quarter that will be utilized to purchase Shares. To be effective for Director Fees payable with respect to a calendar quarter, an election to purchase Shares pursuant to the Plan must be received by the Company (Attn: Cindy Hamlin, Corporate Secretary) prior to the first day of such quarter. Any election made in accordance with this Section 3 shall continue in effect until the earlier of (i) the date the Director submits a subsequent election form to the Company modifying or terminating the existing election, or (ii) the date the Director’s participation in the Plan terminates as provided in Section 6. Any modification or termination of an existing election will be effective as of the first day of the first calendar quarter that begins after the Company’s receipt of the subsequent election form. Any election to participate or modification of an election to participate may be submitted by a Director only when the Director is not then in possession of any material, nonpublic information regarding the Company.

4.     Purchase of Stock. For each quarter during which a Director is a participant in the Plan, on the date that the Director Fees are scheduled to be paid for that quarter, the Company will remit to the agent selected by the Company to administer the Plan the portion of such quarterly Director Fees that the Director has elected to utilize to purchase Shares. Such amounts on behalf of all participating Directors will combined by the agent and utilized to purchase in the market the maximum number of whole Shares that can be purchased at current market prices. Any such purchase is to be made as soon as practicable following the agent’s receipt of the funds, and is expected to occur no later than the following trading day. The Company will pay all fees and commissions associated with such purchases. The agent will hold all Shares purchased for the benefit of Directors participating in the Plan, and will maintain a Plan account for the benefit of each participating Director to which such Director’s proportionate number of purchased Shares will be credited. Any amount received by the agent to purchase Shares which is not immediately utilized for that purpose because of fractional share issues will be held by the agent and included in the next quarterly Share purchase under the Plan.

5.     Plan Accounts. Each participating Director will be entitled to direct the voting by the agent of all Shares credited to such Director’s share account under the Plan, and the agent will reinvest any dividends paid on Shares credited to a Director’s Plan account in additional Shares. Each participating Director may also direct the agent to sell Shares credited to the Director’s Plan account and distribute the proceeds of such sale, net of fees and commissions on the sale, to the Director. Each participating Director may also direct the agent to transfer any whole Shares credited to the Director’s Plan account to another brokerage account designated by the Director, or to issue and deliver to the Director a certificate representing any whole Shares credited to the Director’s Plan account. In connection with any such sale or transfer of Shares or issuance of certificate that involves all of the remaining whole Shares in a Director’s Plan account, the agent will pay the Director a cash amount representing the fair market value of any fractional Share in the Plan account.

6.     Termination of Plan Participation. A Director’s participation in the Plan will end at the earliest of: (i) the date the Director notifies the Company of his or her termination of the election to purchase Shares under the Plan, (ii) the date a Director’s service as a member of the Board ends, or (iii) the date the Plan is terminated by the Board. After a Director’s participation ends, the agent will distribute to the Director the Share balance in the Director’s Plan account and related fractional share cash amount.

7.     Administration of Plan. This Plan shall be administered by the Company’s Compensation Committee (the “Committee”). Subject to the terms of the Plan, the Committee shall have the authority to establish and amend rules to administer the Plan, to interpret the Plan and to make all other determinations necessary or desirable for the administration of the Plan. The Committee may delegate any non-discretionary administrative oversight responsibilities under the Plan to any employee or agent of the Company.

8.     Amendment, Suspension or Termination. The Board may at any time amend, suspend or terminate this Plan. No amendment, suspension or termination shall require shareholder approval unless such approval would be required by applicable law or stock exchange rules.

9.     Effective Date and Duration of Plan. The Plan shall become effective on the date it is adopted by the Board, and shall continue in effect until it is terminated by the Board.

10.     Compliance with Law. Notwithstanding any other provision of this Plan, no Shares shall be purchased or delivered under this Plan unless such action complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws. Directors are advised that purchases of Shares pursuant to the Plan are reportable on a current basis for purposes of Section 16(a) of the Securities Exchange Act, and are not exempt from the short-swing trading liability provisions of Section 16(b) of the Securities Exchange Act.

11.     Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken under this Plan shall be governed by the laws of the State of Minnesota, without regard to the conflicts of law provisions thereof, and construed accordingly.

US.55922603.02